Exhibit 4.3

AMENDMENT NO. 1

TO

COMMON STOCK PURCHASE WARRANT

OF

EASTSIDE DISTILLING, INC.

June 30, 2016

WHEREAS, on April 4, 2016, Eastside Distilling, Inc., a Nevada corporation (the “Company”), issued to _______ (“Holder”) that certain Common Stock Purchase Warrant (the “Warrant”) to purchase [number of warrant shares originally issued (_________)] shares (“Warrant Shares”) of common stock, par value $0.0001 per share of the Company (“Common Stock”) at an exercise price per share of $0.18, subject to adjustment as provided in the Warrant (the “Exercise Price”); and

WHEREAS, the Company and the Holder have determined that it is advisable and in their best interests to amend the Warrant, as provided herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Holder hereby agree as follows:

1.          The Warrant Exercise Price shall be reduced to $0.10.

2.          The Warrant Shares that Holder is entitled to purchase under the Warrant shall be increased to [(13,332 shares) * (number of Units purchased)] (_________) fully paid and non-assessable shares of Common Stock.

3.          The undersigned is an “accredited investor,” as such term is defined in the Securities Act of 1933, as amended.

4.          The Company and the Holder hereby acknowledge and agree that this Amendment No. 1 constitutes a valid amendment of the Warrant. This Amendment No. 1 may be executed and delivered (including by facsimile or e-mail transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Except to the extent necessary to implement the change set forth above, the Warrant shall remain unmodified and in full force and effect. This Amendment No. 1 shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Nevada, without giving effect to the conflict of law provisions thereof.

IN WITNESS WHEREOF, the Company and the Holder have caused this Amendment No. 1 to be signed on the date first set forth above.

“COMPANY”

EASTSIDE DISTILING, INC.

By:
Steven Earles, Chief Executive Officer

“HOLDER”

[Name of Warrant Holder]

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